Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Current Report on Form 8-K/A1 filing of WorldCorp, Inc. of our report dated January 26, 1996, appearing in the Annual Report on Form 10-K of Colonial Data Technologies Corp. for the year ended December 31, 1995 incorporated by reference in this Form 8-K/A1.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Hartford, Connecticut
December 16, 1996